Issuer Free Writing Prospectus

Filed pursuant to Rule 433(d)

Registration No. 333-216167-01

July 31, 2017

American Airlines, Inc.

$796,898,000

2017-2 Pass Through Trusts

Pass Through Certificates, Series 2017-2AA

and

Pass Through Certificates, Series 2017-2A

Pricing Term Sheet, dated July 31, 2017 to the preliminary prospectus supplement dated July 31, 2017 (as supplemented, the “Preliminary Prospectus Supplement”) of American Airlines, Inc. (“American”).

The information herein supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.

Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the Preliminary Prospectus Supplement.

Securities:	Class AA Pass Through Certificates, Series 2017-2AA (“Class AA Certificates”)	Class A Pass Through Certificates, Series 2017-2A (“Class A Certificates”)

Amount:	$544,644,000	$252,254,000

Price to Public:	100%	100%

CUSIP:	02376A AA7	02377C AA2

ISIN:	US02376AAA79	US02377CAA27

Coupon/Stated Interest Rate:	3.350%	3.600%

Make-Whole Spread Over Treasuries:	0.200%	0.200%

Available Amount under the Liquidity Facilities at April 15, 2018[1]:	$27,368,361	$13,621,716

Initial “Maximum Commitment” under the Liquidity Facilities:	$30,459,973	$15,160,466

Underwriters’ Purchase Commitments:
Goldman Sachs & Co. LLC	$108,928,000	$50,452,000
Credit Suisse Securities (USA) LLC	$108,928,000	$50,451,000
Deutsche Bank Securities Inc.	$108,928,000	$50,451,000
Citigroup Global Markets Inc.	$32,679,000	$15,135,000
Morgan Stanley & Co. LLC	$32,679,000	$15,135,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$32,679,000	$15,135,000
Barclays Capital Inc.	$32,679,000	$15,135,000
J.P. Morgan Securities LLC	$32,679,000	$15,135,000
BNP Paribas Securities Corp.	$10,893,000	$5,045,000
Credit Agricole Securities (USA) Inc.	$10,893,000	$5,045,000
ICBC Standard Bank PLC	$10,893,000	$5,045,000

[1]	The first Regular Distribution Date to occur after all Aircraft are expected to have been financed pursuant to this offering.

U.S. Bancorp Investments, Inc.	$10,893,000	$5,045,000

Academy Securities Inc.	$10,893,000	$5,045,000

Underwriting Commission:	$7,968,980

Concession to Selling Group Members:	0.50%	0.50%

Discount to Brokers/Dealers:	0.25%	0.25%

Settlement:	August 14, 2017 (T+10), the tenth business day after the date hereof

The issuer has filed a registration statement (including a prospectus) and a related prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request them by calling Goldman Sachs & Co. LLC toll-free at 1-866-471-2526 or Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037 or Deutsche Bank Securities Inc. toll-free at 1-800-503-4611.